UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 18, 2007
Date of Report (Date of earliest event reported)
Syntax-Brillian Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50289	05-0567906

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
1600 N. Desert Drive
Tempe, Arizona
85281
(Address of Principal Executive Offices) (Zip Code)
(602) 389-8888
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.27

Item 1.01.	Entry into a Material Definitive Agreement.
     The disclosure set forth in Item 5.02 is hereby incorporated by reference in its entirety into this item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     We entered into a new employment agreement with James Li on December 18, 2007, providing for the continued employment of Mr. Li as the President and Chief Executive Officer of our company for a two-year period.
     The agreement provides for Mr. Li to receive an annual base salary of $340,000, subject to annual review by our Board of Directors and increase based on performance. The agreement also provides for Mr. Li to receive a bonus or other incentive compensation as may be determined by our Board of Directors or a committee of our Board of Directors based on such factors as the board or committee, in its sole judgment, may deem relevant, including the performance of Mr. Li or our company.
     The employment agreement provides for the payment by us of coverage for Mr. Li and his dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that we may have in effect from time to time for our executives and also provides Mr. Li with other executive perquisites as may be made available to or deemed appropriate for Mr. Li by our Board of Directors or a committee of our Board of Directors, and participation in all other company-wide employee benefits as are available to our company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership. The employment agreement contains provisions that prohibit Mr. Li from competing with us or soliciting our personnel, employees, customers, or acquisition candidates during his employment and for a period of time during or for which severance payments are being made by our company in accordance with the employment agreement.
     The employment agreement provides that either we or Mr. Li may terminate his employment at any time. If we terminate Mr. Li’s employment for reason of his death, Mr. Li’s estate will receive an amount equal to his base salary for a period of 12 months following his death, and we will continue to pay all premiums for coverage for Mr. Li’s dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that we maintained at the time of Mr. Li’s death. If we terminate Mr. Li’s employment for reason of disability (as defined in the employment agreement), Mr. Li will receive a lump-sum payment of an amount equal to his base salary for the lesser of the time period then remaining under the employment agreement or one year. If we unilaterally terminate Mr. Li’s employment without cause, or Mr. Li terminates his employment for good reason (as defined in the agreement), Mr. Li will receive his base salary and continued insurance coverage for a period of two years after such termination, and any accrued but unpaid benefits relating to vacations and other executive perquisites through Mr. Li’s last day of employment. If we terminate the employment for cause as a result of certain acts committed by Mr. Li (as defined in the agreement) or Mr. Li terminates the employment without good reason, Mr. Li will receive no further compensation under the agreement.
     In the event of a change of control of our company, Mr. Li may, at his option and upon written notice to us at any time within twelve months thereafter, terminate his employment unless the change in control has been specifically approved by our Board of Directors and the provisions of the employment agreement remain in full force and effect following such change of control. If Mr. Li terminates his employment due to a change of control not approved by our Board of Directors or following which the employment agreement does not remain in full force and effect, he will receive two years base salary, continued insurance coverage for two years, any accrued but unpaid benefits relating to vacations and other executive perquisites through Mr. Li’s last day of employment, and continued executive perquisites for a period of 12 months after the effective date of termination. Also, the non-competition restrictions shall apply for a period of 12 months.
     This description of Mr. Li’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement which is filed herewith as Exhibit 10.27 and is incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number

10.27	Employment Agreement dated as of December 1, 2007 by and between the Registrant and James Li.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTAX-BRILLIAN CORPORATION
Date: December 19, 2007	By:	/s/ John S. Hodgson
John S. Hodgson
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX
10.27	Employment Agreement dated as of December 1, 2007 by and between the Registrant and James Li.